Exhibit 10.1

July 28, 2021

Dear Barry:

This letter confirms that your employment at Xeris Pharmaceuticals, Inc. (the “Company”) will end on the closing date of the transactions contemplated by the Transaction Agreement by and among the Company, Strongbridge Biopharma plc and the other parties set forth therein dated May 24, 2021 (the “Transactions”). The closing date of the Transactions or, if no closing has yet occurred, October 29, 2021, is referred to herein as the “Anticipated Date of Termination.” The actual last day of your employment is referred to herein as the “Date of Termination”, and the time period between the date of this letter and the Date of Termination is the “Transition Period.”

The Company appreciates your contributions and would like to make this transition as smooth as possible. As you know, the terms of your employment with the Company were set forth in the Employment Agreement dated June 6, 2018 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement. As the Employment Agreement states, your employment with the Company is “at will” and may be terminated at any time by you or the Company, subject to the terms of the Employment Agreement. Here, the ending of the employment relationship is a termination by the Company without Cause pursuant to Section 3(e) and Section 4(b) of the Employment Agreement.

In light of your valued contributions and your willingness to continue performing services between now and the Anticipated Date of Termination, the Company is offering to provide you, in lieu of the severance pay and benefits set forth in Section 4(b) of the Employment Agreement, the opportunity to continue your at-will employment during the Transition Period, followed by an enhanced severance pay and benefits package (the “Termination Benefits”), subject to the terms and conditions set forth in the below transitional services and separation agreement (the “Agreement”).

Regardless of whether you enter into this Agreement and receive the Transition Period and the Termination Benefits, the following bulleted terms and obligations shall apply in connection with the ending of your employment:

•

To the extent not already paid, the Company shall pay you the “Accrued Benefit”: (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Date of Termination; and (ii) any vested benefits that you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

•	You shall receive payout of any compensation deferred pursuant to the Company’s Deferred Compensation Plan in accordance with the terms thereof.

•

Your group health insurance will cease on the last day of the month in which the Date of Termination occurs. At that time, you will be eligible to participate in the Company’s Retiree Medical Plan (“Retiree Medical Plan”) or continue your group health insurance benefits (both options at your own expense) subject to the terms and conditions of the below Agreement, the benefit plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under the Retiree Medical Plan or COBRA in a separate communication, including, if applicable, any rights under the American Rescue Plan Act’s (“ARPA’s”) COBRA subsidy provisions.

•

Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

•

The Proprietary Information and Inventions Agreement dated June 29, 2017 (the “PIIA”) shall remain in effect during and after the Date of Termination in accordance with its terms. A copy of the PIIA is being provided to you with this Agreement.

•

Except as otherwise provided in this Agreement, any equity awards held by you shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and applicable award agreement(s).

The remainder of this letter proposes the Agreement between you and the Company. You acknowledge that you are entering into this Agreement voluntarily. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.	Conditions

To receive the benefits of this Agreement, you must satisfy the following “Conditions”: (i) timely enter into and comply with this Agreement, (ii) timely sign the release of claims attached as Exhibit A hereto (the “Release”), (iii) act cooperatively and professionally with the Company during the Transition Period, (iv) not be terminated by the Company for Cause or resign without the written approval of the Company’s Chief Executive Officer (the “CEO”) prior to the Anticipated Date of Termination and (v) to receive the Termination Benefits, timely sign and not revoke the certificate attached hereto as Exhibit B, which updates the release of claims set forth in the Release (the “Certificate”). The terms of the Release are incorporated by reference as material terms of this Agreement.

2.	Transition Period

If you satisfy the Conditions, your at-will employment will continue until the Anticipated Date of Termination, provided that, effective on the Transition Date (as defined below), you will be deemed to have resigned from the position of Chief Financial Officer and from any other officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates and will continue your employment as a senior advisor. The Company agrees to consult with you in advance about the wording of any internal and external announcements about your departure and give good faith consideration to any input you provide concerning such announcements. You agree to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. The “Transition Date” means the date that the Company publicly announces your departure as Chief Financial Officer. By entering into this Agreement, you acknowledge that any changes to your employment during the Transition Period shall not constitute Good Reason under the Employment Agreement, and you hereby waive any right to resign for Good Reason under the Employment Agreement.

During the Transition Period, you will continue to report to the COO or other authorized executive, and you agree to perform such duties as may be assigned to you. You agree to work cooperatively and professionally with the COO, the CEO, the Company’s new CFO and the rest of the leadership team during the Transition Period. You will work on a full-time basis during the Transition Period, unless otherwise requested by the COO. Also, at your option, you can work from home or the office during the Transition Period except in those periodic circumstances where being at the office is required to fulfill your responsibilities. Furthermore, you may pursue other job opportunities and interview during the Transition Period provided such activities do not interfere with the performance of your duties. You will continue to receive your current Base Salary, be eligible for employee benefits and vest in your outstanding equity awards pursuant to the applicable equity incentive plan and equity award agreement (collectively, the “Equity Documents”) during the Transition Period.

For the avoidance of doubt, if you fail to satisfy any of the Conditions, your employment will end and you will cease vesting as of the Date of Termination, you shall be entitled to the Accrued Benefit and you shall have no right to the Termination Benefits or to any other post-employment compensation or benefits from the Company.

3.	Termination Benefits

If you satisfy the Conditions set forth above, you will be entitled to the following Termination Benefits:

(a)    Target Bonus. The Company will pay you your Target Annual Incentive Compensation for 2021 equal to 40% of the Base Salary, less withholdings.

(b)    Severance Pay. The Company will pay you a lump sum in cash equal to 18 months of your Base Salary (the “Severance Pay”). The Company will pay you the Target Annual Incentive Compensation and the Severance Pay on the first practicable payroll date following the Effective Date of the Certificate (as defined therein).

(c)    Health Benefits. If you choose to participate in the Company’s Retiree Medical Plan, the Company shall subsidize the amount of such monthly premium by the amount it would have subsidized your participation in the Company’s group health plan had you remained as an active employee until the 18 month anniversary of the Date of Termination. If you do not participate in the Company’s Retiree Medical Plan and elect COBRA health continuation, then the Company shall continue your group health plan benefits to the extent authorized by and consistent with the Company’s group health plan, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of: (i) the 18 month anniversary of the Date of Termination, and (ii) the date that you become eligible for health benefits through another employer or ineligible for COBRA.

(d)    Equity Vesting Acceleration. Notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all of your stock options and other stock-based awards (the “Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Effective Date of the Certificate, provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the Effective Date of the Certificate (at which time acceleration will occur), or (B) the date that the Certificate can no longer become fully effective (at which time the unvested portion of the Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Date of Termination and the Effective Date of the Certificate. You may, at your sole discretion, prior to the Effective Date of the Certificate, elect that the Company satisfy the applicable tax withholding by withholding from the shares to be issued upon vesting of your restricted stock units a number of shares necessary to satisfy the tax due and remit to you the net amount of shares; provided that any such election must be made during an open trading window and at such time when you are not in possession of material nonpublic information (each as determined in accordance with the Company’s Insider Trading Policy).

(e)    Extended Exercise Period. The Company shall extend the exercise period with respect to your vested stock options until the earlier of (i) the original 10-year expiration date for such vested stock options as provided in the applicable Equity Documents, or (ii) the 18 month anniversary of the Date of Termination (the “Extended Exercise Period”), provided that any stock option subject to this Extended Exercise Period shall cease to be treated for tax purposes as an incentive stock option.

(f)    Outplacement Assistance. The Company agrees to make executive outplacement assistance available to you in connection with your separation. The Company shall determine the nature and scope of such outplacement assistance in its reasonable discretion.

(g)    Legal Fees. The Company agrees to reimburse you for or pay on your behalf the reasonable legal fees and expenses you may incur in connection with the review and negotiation of this Agreement, up to a maximum amount of $3500.

4.	Return of Company Property

You acknowledge and agree that you are required to return all Company property and information to the Company pursuant to the PIIA by the earlier of the Date of Termination or a request by the Company. You further acknowledge and agree that you will return to the Company no later than the Date of Termination (or earlier if requested by the Company) any drawings, notes, records, data, reports, proposals, lists, correspondence, blueprints, sketches, materials, equipment (including any Company laptop or other computer equipment), memoranda, specifications, devices, formulas or other documents (whether written, printed or otherwise reproduced or recorded), or copies thereof, including copies stored in any electronic medium, belonging to the Company or any of its subsidiaries or affiliates. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Date of Termination. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately. Notwithstanding the above, the Company agrees that you may keep a copy of your Outlook contacts.

5.	Continuing Obligations

You acknowledge that your obligations under the PIIA shall continue in full force and effect, including without limitation your obligation to maintain the confidentiality of the Company’s Proprietary Information (as defined in the PIIA) and to abide by your non-interference, nonsolicitation and noncompetition obligations. A copy of the PIIA is attached hereto as Exhibit C, and the terms are incorporated by reference as material terms of this Agreement.

6.	Non-disparagement

You agree that (a) you will not, directly or indirectly, disclose, communicate or publish any disparaging or critical information concerning the Company or any parent or subsidiary of the Company, or any company controlled by the Company, or any other entity or organization wholly or partially, directly or indirectly, owned or controlled by the Company (each, an “Affiliate”), their business, financial condition, professional skills or expertise, suppliers, customers or clients, products or services, operations, market position, performance, technology, employees, officers, directors, consultants, representatives, agents or investors, or proprietary or technical information whatsoever, or directly or indirectly cause or encourage others to disclose, communicate, or publish any disparaging or critical information concerning the same, and (b) you will not discuss the Company in any context with any media outlet or media representative or in social media (for the avoidance of doubt, it will not be deemed a violation of this provision to announce your separation on LinkedIn or other social media). The Company agrees that it will not disparage you in any public announcements and that it will direct members of its senior management team not to disparage you during the time they are employed by the Company.

Nothing contained in this Section 6 or this Agreement is intended to prevent any person from testifying truthfully in any legal proceeding in which such person is under a subpoena or other court order to do so or prohibit you from communicating with any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program.

7.	Cooperation

During and after your employment, you agree to cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its Affiliates which relate to events or occurrences that transpired while you were employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7.

8.	Acknowledgements

You acknowledge and agree that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that the Company or any of its subsidiaries or affiliates has ever owed to you, and you understand that you will not receive any additional compensation, severance or benefits after the Date of Termination, except as set forth in this Agreement. You further acknowledge and agree that you have not engaged in, and are not aware of, any unlawful conduct in relation to the business of the Company. You acknowledge and agree that this Agreement satisfies any Notice of Termination obligations pursuant to Section 3(f) of the Employment Agreement.

9.	Tax Treatment; Section 409A

(a)    The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)    The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

10.	Other Provisions

(a)    Termination of Payments. If you breach any of your obligations under this Agreement (including, without limitation, under the PIIA), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement and/or to seek repayment of such payments. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(b)    Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the PIIA) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)    Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement (including any term or obligation of the PIIA), or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(e)    Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the PIIA or Sections 4 through 7 of this Agreement (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of the PIIA or the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of the PIIA or the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. You further agree that if you violate the PIIA or the Specified Sections, in addition to all other remedies available to the Company at law, in equity, and under contract, you will be obligated to pay all of the Company’s costs of enforcement of the PIIA or the Specified Sections, including reasonable attorneys’ fees and expenses.

(f)    Governing Law; Interpretation; Jurisdiction. This Agreement shall be interpreted and enforced under the laws of the State of Illinois, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement. Section 8 of the Employment Agreement (Arbitration of Disputes) is incorporated by reference herein. To the extent any court action is permitted consistent with or to enforce Section 8 of the Employment Agreement, you and the Company hereby consent to the jurisdiction of the Superior Court of the State of Illinois and the United States District Court for the Northern District of Illinois. With respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(g)    Entire Agreement. This Agreement, including the PIIA, the Release, and the Equity Documents, constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement (except for Section 8 thereof, which is preserved and incorporated by reference herein); provided that, and for the avoidance of doubt, the Indemnification Agreement between you and the Company dated January 2019 shall remain in full force and effect.

(h)    Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement (including a signed copy of the Release) so that it is received by the undersigned within the period of time set forth in the Release. This Agreement shall become effective on the effective date of the Release (the “Effective Date”).

(i)    Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

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Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this Agreement and the attached Release within the time period set forth above.

Sincerely,

XERIS PHARMACEUTICALS, INC.

By:	/s/ Paul R. Edick	July 28, 2021
Name:	Paul R. Edick	Date
Title:	President

Enclosures:	Exhibit A – Release
Exhibit B – Certificate
Exhibit C – Proprietary Information and Inventions Agreement

/s/ Barry Deutsch		July 28, 2021
Barry Deutsch		Date

Exhibit A

Release

Exhibit B

Certificate Updating Release of Claims

Exhibit C

Proprietary Information and Inventions Agreement